Exhibit 99.1

SiTime Appoints Christine Heckart to Board of Directors

SANTA CLARA, Calif., April 5, 2021 – SiTime Corporation (NASDAQ: SITM), a market leader in MEMS timing, today announced that Christine A. Heckart has been appointed to the company’s Board of Directors.

“I am delighted to welcome Christine to SiTime’s board,” said Rajesh Vashist, chief executive officer and chairman of the board at SiTime. “Communications and enterprise markets are a key growth area for SiTime. Christine’s wealth of leadership experience in this space will be invaluable as we pursue our goal of building an enduring company that transforms the $8 billion timing market.”

Since 2019, Christine A. Heckart has served as the CEO of Scaylr, Inc., a cloud-based data analytics platform company. Previously, Christine served in executive leadership and marketing roles at Cisco Systems, Inc., Brocade Communications Systems, NetApp Inc., Juniper Networks, and Microsoft Corporation and as a member of the Board of Directors of Lam Research Corporation, a supplier of wafer fabrication equipment and services. Christine earned a B.A. degree in economics from the University of Colorado at Boulder.

“I am very excited to join SiTime’s board,” said Christine Heckart. “Hyperconnectivity is driving the growth of the electronics industry, especially in communications and enterprise infrastructure, the internet of things, and autonomous driving. Another trend is mobility, which is driving electronics to be smaller and more complex. Both trends entail fundamental changes in timing, the heartbeat of electronics. SiTime is well-positioned to lead this transformation of the timing industry.”

About SiTime

SiTime Corporation is a market leader in silicon MEMS timing. Our programmable solutions offer a rich feature set that enables customers to differentiate their products with higher performance, smaller size, lower power, and better reliability. With over 2 billion devices shipped, SiTime is changing the timing industry. For more information, visit www.sitime.com.